Armanino LLP 12657 Alcosta Boulevard Suite 500 San Ramon, CA 94583-4600 925 790 2600 main 925 790 2601 fax armaninoLLP.com CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We have issued our report dated March 7, 2023, with respect to the consolidated financial statements, included in the Annual Report of Momentus Inc. on Form 10-K as of and for the years ended December 31, 2022 and December 31, 2021 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Momentus Inc. on Forms S-8 (File Nos. 333-260331, 333-263524 and 333-263525), Form S-3 (File No. 333-259281) and Form S-3 (File No. 333-267230). ArmaninoLLP San Ramon, California March 7, 2023